UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 25, 2005

MKS Instruments, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Massachusetts	000-23621	04-2277512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

90 Industrial Way, Wilmington, Massachusetts		01887
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-284-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2005, the Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement") among the Registrant, a wholly-owned subsidiary of the Registrant and Ion Systems, Inc. ("Ion"), pursuant to which the Registrant would acquire Ion for approximately $70 million, net of Ion's cash. Pursuant to the Merger Agreement, at the closing, $7 million of the purchase price shall be placed in escrow to secure the Registrant's indemnification rights. The transaction is subject to antitrust clearance and other customary closing conditions.

The foregoing description of the Merger Agreement does not purport to be a complete statement of the parties' rights or obligations under the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed with this report as Exhibit 99.1. The Merger Agreement has been included to provide information regarding the terms of the merger. It is not intended to provide any other factual information about the Registrant. In particular, the representations and warranties in the Merger Agreement should not be viewed as statements of factual information. Factual information about the Registrant can be found in the public filings the Registrant makes with the SEC, which are available without charge at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Agreement and Plan of Merger, dated as of November 25, 2005, among the Registrant, a wholly-owned subsidiary of the Registrant, Ion Systems, Inc. and TWCP, L.P., solely in its capacity as Stockholders' Representative.

99.2 Press Release, dated November 28, 2005, announcing execution by the Registrant of definitive agreement to acquire Ion Systems, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MKS Instruments, Inc.

November 28, 2005	By:	Ronald C. Weigner

Name: Ronald C. Weigner
Title: Vice President & CFO

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Exhibit Index

Exhibit No.	Description

99.1	Agreement and Plan of Merger, dated as of November 25, 2005, among the Registrant, a wholly-owned subsidiary of the Registrant, Ion Systems, Inc. and TWCP, L.P., solely in its capacity as Stockholders' Representative.
99.2	Press Release, dated November 28, 2005, announcing execution by the Registrant of definitive agreement to acquire Ion Systems, Inc.